Exhibit 10.2

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The board of directors (the “Board”) of Cerulean Pharma Inc. (the “Company”) has approved a non-employee director compensation policy.  Under this non-employee director compensation policy, the Company will pay its non-employee directors retainers in cash, unless a director elects to receive his or her retainer for a given calendar year in the form of awards of unrestricted shares of the Company’s common stock, as described below.  Each non-employee director will receive a retainer for service on the Board and for service on each committee of which the director is a member. The chairmen of the Board and of each committee will receive higher retainers for such service. The amounts of the retainers are as follows:

		Annual Retainer ($)
Board of Directors
Chairman		65,000
Member		35,000
Committees of the Board of Directors
Audit	Chair	20,000
	Member	7,500
Compensation	Chair	15,000
	Member	5,000
Nominating and Corporate Governance	Chair	10,000
	Member	3,500
Clinical Advisory	Chair	20,000
	Member	10,000

These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment shall be prorated for any portion of such quarter during which the director was not serving.  The Company will also reimburse its non-employee directors for reasonable travel and other expenses incurred in connection with attending Board and committee meetings.

Each non-employee director may elect to receive up to 100% of these retainers in the form of awards of unrestricted shares of the Company’s common stock, issued on the first trading day of the quarter following the quarter to which the retainer relates, for a number of shares of the Company’s common stock equal to (x) the amount of the cash retainer that would otherwise have been payable to such director on the date of grant divided by (y) the fair market value of the Company’s common stock on the date of grant.  Directors wishing to make this election for a given calendar year must make the election on or before the last day of the prior calendar year, except that the election with respect to calendar year 2016 and in any year in which a director is newly elected must be made on or before June 30th of such year or such other date as determined by the Board.

Each director newly elected to the Board will receive an initial option to purchase 22,000 shares of the Company’s common stock. Each of these options will vest as to one-third of the shares of our common stock underlying such option on each anniversary of the grant date until the third anniversary of the grant date, subject to the director’s continued service as a director, and will become exercisable in full upon a change in control of the Company.  Further, on the date of each annual meeting of stockholders, each director that has served on the Board for at least six months will receive an option to purchase 20,000 shares of the Company’s common stock. Each of these options will vest in full on the earlier of the first anniversary of the date of grant or immediately prior to the Company’s first annual meeting of stockholders occurring after the date of grant, subject to the director’s continued service as a director, and will become exercisable in full upon a change in control of the Company.

The exercise prices of the options granted under the Company’s non-employee director compensation policy will equal the fair market value of the Company’s common stock on the date of grant.